Exhibit 99.3

TRM’s Acquisition of eFunds ATM Network

Webcast 24 September 2004

TRM Corporation EBITDA Reconciliation - Last 6 Quarters (In Millions)

	2003				2004
	Q1	Q2	Q3	Q4	Q1	Q2

Net income	0.8	1.1	1.5	2.0	2.5	2.7
Add:
Interest expense	0.3	0.2	0.2	0.2	0.2	0.3
Provision for income taxes	0.5	0.6	0.9	0.8	1.2	1.0
Depreciation and amortization	2.5	2.5	2.4	2.2	2.2	2.4

EBITDA	4.1	4.4	5.0	5.3	6.2	6.4

TRM’s Acquisition of eFunds ATM Network

Webcast 24 September 2004

eFunds ATM Network EBITDA Reconciliation (Currency – USD In Millions)

TTM 04**

Net income per eFunds Management	$0.6
Add:
Depreciation and amortization	$4.5
Other non-operating expense, net (not incurred by buyer)*	$0.1
Indirect parent allocations (not incurred by buyer)*	$11.1
EBITDA per eFunds management	$16.3

*Non-operating/allocations in the books adjusted by eFunds management in its EBITDA calculation

** TTM = Trailing 12 Months